ARTICLES SUPPLEMENTARY

                                       OF

                   CALIFORNIA DAILY TAX FREE INCOME FUND, INC.

         California Daily Tax Free Income Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation" or the "Fund"), certifies to the Department of Assessments and Taxation of Maryland that:

     (1) The following is a description of the stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set and changed by the board of directors:

          The Corporation's stock is subdivided into three classes of stock - Class A, Class B and CIBC World Markets California Tax Exempt Fund Class ("CIBC Class") shares. Each share, regardless of class, will represent an interest in the same portfolio of investments and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions as set forth in the Corporation's Articles of Incorporation, as amended, except that (i) the Class A, Class B, and CIBC Class shares will have different designations; (ii) only the Class A and CIBC Class shares will be assessed a service fee pursuant to the Rule 12b-1 Distribution and Service Plan applicable to the Class A and Class B shares and the Rule 12b-1 Distribution and Service Plan applicable to the CIBC Class of shares (the "12b-1 Plans") of the Fund equal to 0.25% of the average daily net assets of the Class A and CIBC Class shares, respectively;
          (iii) only the CIBC Class shares will be assessed a distribution fee pursuant to its 12b-1 Plan equal to 0.45% of the average daily net assets of such Class; (iv) only the holders of the Class A and CIBC Class shares will be entitled to vote on matters pertaining to the 12b-1 Plans and any related agreements in accordance with provisions of Rule 12b-1 of the Investment Company Act of 1940; and (v) the exchange privilege will permit stockholders to exchange their shares only for shares of the same class of designated funds listed in an exchange fund.

          The Class A and CIBC Class shares will bear the service fees and the CIBC Class shares will bear the distribution fees, under the 12b-1 Plans. As a result, the net income of and the dividends payable to the CIBC Class shares will be lower than the net income of and dividends payable to the Class A shares which in turn will be lower than the net income of and dividends payable to the Class B shares of the Fund. Dividends paid to each class of shares of the Fund will, however, be declared and paid on the

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          same days at the same times and, except as noted with respect to the service and/or distribution fees payable under the 12b-1 Plans, will be determined in the same manner and paid in the same amounts.

     (2) The Corporation's stock has been reclassified by the Corporation's board of directors under the authority contained in Article Fifth of the Corporation's Articles of Incorporation, as amended.

     IN WITNESS WHEREOF, California Daily Tax Free Income Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary, on August 26, 2002.

                             CALIFORNIA DAILY TAX FREE INCOME FUND, INC.


                             By:    /s/ Steven W. Duff
                             -------------------------
                                    Steven W. Duff
                                    President


Attest:

/s/ Rosanne Holtzer
------------------------
Rosanne Holtzer
Secretary

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     THE UNDERSIGNED, President of CALIFORNIA DAILY TAX FREE INCOME FUND, INC.,
who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and in all material respects, under the penalties of perjury.

                            CALIFORNIA DAILY TAX FREE INCOME FUND, INC.


                             By:    /s/ Steven W. Duff
                             -------------------------
                                    Steven W. Duff
                                    President




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